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                                   EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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
                                                                      NINE MONTHS ENDED            THREE MONTHS ENDED
                                                                 ---------------------------------------------------------
                                                                         SEPTEMBER 30,                SEPTEMBER 30,
                                                                      2001          2000           2001           2000
                                                                 ---------------------------------------------------------
INCOME
Net income                                                       $    2,282,195  $  2,099,341  $   842,135    $   701,210
Less: preferred stock dividend requirements                           1,350,675     1,350,675      450,225        450,225
--------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                            $      931,520  $    748,666  $   391,910    $   250,985

SHARES
Weighted average number of common shares outstanding                     22,077        22,077       22,077         22,077

NET INCOME PER COMMON SHARE                                      $        42.19  $      33.91  $     17.75    $     11.37
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